MANAGEMENT AND OFFICERS CAPITAL APPRECIATION PLAN,
AN INCENTIVE STOCK OPTION PLAN
Adopted May 12, 1977
(As last amended April 26, 2001)

1. Purpose.

        The purposes of this Plan are to attract, retain and motivate key employees of Carpenter Technology Corporation and its wholly owned subsidiaries ("the Corporation"), to encourage stock ownership by such employees by providing them with a means to acquire a proprietary interest or to increase their proprietary interest in the Corporation's success and to provide a greater community of interest between such employees and the Corporation's stockholders.

2. Administration.

        The Board of Directors of Carpenter Technology Corporation ("the Board") shall be responsible for the operation of the Plan. It shall be authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations and to appoint such agents as it deems appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan or the options or stock appreciation rights granted hereunder as it deems necessary or advisable. Any questions of interpretation as determined by the Board shall be final and binding upon all persons. The Board may delegate these powers to the Compensation and Stock Option Committee of the Board, consisting of at least three Directors not participating in the Plan.

3. Participants.

        Participants in the Plan will consist of such officers or key employees of the Corporation as the Board in its sole discretion may, from time to time, designate. The Board's designation of a participant at any time to receive benefits under the Plan shall not obligate it to designate such person to receive benefits at any other time. The Board shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of options and rights granted hereunder.

4. Types of Benefits.

        Benefits under the Plan may be granted in (a) non-qualified stock options ("options" or individually an "option") which are intended to be nonstatutory options not qualifying under Section 422 or any other section of the Internal Revenue Code, and (b) stock appreciation rights, each as described below.

5. Shares Reserved Under the Plan.

        (a)         Subject to the provisions of Section 11, the maximum aggregate number of shares which may be made available for options hereunder is 400,000 shares of common stock of Carpenter Technology Corporation and no more than 40,000 shares of said 400,000 shares shall be optioned to any one individual. The shares involved in the unexercised portion of any terminated or expired option or stock appreciation right under the Plan may again be subject to options under the Plan. Such shares may be either authorized and unissued shares, or issued shares reacquired by the Corporation.

6. Options.

        Options may be granted by the Board from time to time, subject to the following provisions:

        (a)         Each option granted under this Plan shall become exercisable by the optionee only after the optionee has completed one year of employment immediately following the date the option is granted, as determined by the Board (the "date of grant"), and shall expire ten years from the date of grant. Exercise of any or all prior existing options shall not be required.

        (b)         The option price per share of an option shall be determined by the Board but shall not be less than the fair market value of Carpenter Technology Corporation's stock on the date of grant. For the purpose of this Plan, the term "fair market value" shall mean the closing price of Carpenter Technology Corporation common stock on the New York Stock Exchange on the date in question, or, in the absence of a closing price on such date, then the closing price on the last trading day preceding the date of grant, as reflected on the consolidated tape of New York Stock Exchange issues.

        (c)         No option under this Plan may be transferable by the optionee except by will or the laws of descent and distribution. In the event of the death of the optionee more than one year after the date of grant and not more than three months after the termination of the optionee's employment by the Corporation, the option may be transferred to the optionee's personal representative, heirs or legatees ("transferee") and may be exercised by the transferee before the earlier of (i) the expiration of one year from the date of the death of the optionee or (ii) the expiration of 10 years from the date of grant. In the event of the retirement of an optionee, an option may be exercised prior to its expiration during the five year period beginning with the date of retirement; provided, however, that in the event of a retiree's death during such five year period, unexercised options may be exercised by the transferee before the earlier of either items (i) or (ii) of this Section 6(c). In all other cases of termination of employment of an optionee, the option, if otherwise exercisable by the optionee at the time of such termination, may be exercised within three months after such termination.

        Notwithstanding anything in the Plan to the contrary, in the event an optionee's employment with the Corporation is terminated for "cause", the Board (or if the Board has delegated its authority, the Compensation and Stock Option Committee) may, in its sole discretion, cancel each unexercised option awarded to such terminated optionee effective upon the termination. For purposes of this Section, a termination for "cause" shall mean termination of an optionee's employment with the Corporation which results from either (a) the optionee committing an Intolerable Offense (as defined in the Corporation's Personnel Practices and Policies as in effect on the date of termination) or (b) the operation of the Corporation's Corrective Performance System (as set forth in the Corporation's Personnel Procedures and Policies as in effect on the date of termination).

        (d)         Each option shall be exercisable for the full amount or any part thereof, including a partial exercise from time to time. All shares purchased under options shall be paid for in full at the time of purchase. Exercised options may be paid for with cash or stock of Carpenter Technology Corporation which has been held by the optionee for a period of at least six months, the value of which shall be the fair market value on the date of exercise of the options, as determined in Section 6(b) of the Plan.

7. Stock Appreciation Rights.

        (a)         Stock appreciation rights may be granted from time to time by the Board upon such terms and conditions as it may prescribe. The Board shall grant one stock appreciation right for every option share granted hereunder prior to August 9, 1990. The Board may in its discretion grant no more than one stock appreciation right for every option share granted hereunder on or subsequent to August 9, 1990. A stock appreciation right shall be exercisable only with exercise and surrender of the related option or portion thereof and shall entitle the optionee to receive the excess of the fair market value of the shares of the common stock for which the right is exercised on the date of such exercise over the option price under the related option. Such excess is hereafter called "the spread".

        (b)         A stock appreciation right shall be exercisable only to the extent and at the same time that the related option is exercised.

        (c)         Upon the exercise of a stock appreciation right, the Corporation shall give to the optionee an amount equivalent to the spread (less any applicable withholding taxes) in cash, or in shares of Carpenter Technology Corporation's common stock, or a combination of both, as the Board shall determine. Such determination may be made at the time of the granting of the stock appreciation right. The shares may consist either in whole or in part of authorized and unissued shares or issued shares reacquired by the Corporation. The payment of the stock appreciation right spread in shares of common stock will correspondingly reduce the number of shares reserved under Section 5. No fractional shares of common stock shall be issued and the Board shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.

        (d)         A stock appreciation right shall terminate and may no longer be exercised upon the termination or expiration of the related option.

        (e)         Income attributable to the exercise of a stock appreciation right shall not be included in the calculation of pension or other benefits payable at any time by reason of the optionee's employment by the Corporation.

        (f)          No stock appreciation right shall be transferable by the optionee except as provided in Section 6(c) of this Plan.

8. Valuation Date.

        The options granted hereunder shall be valued for Federal income tax purposes on the date said options are exercised and the optionee, by accepting the option, agrees not to elect to value said options for tax purposes at any other date, including, without limitation, the date of grant.

9. Adjustment Provisions.

        If Carpenter Technology Corporation shall at any time change the number of issued shares of common stock without new consideration to the Corporation (such as by stock dividends, stock splits or stock combinations), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Corporation and the value of each benefit shall not be changed. In the event of a merger or consolidation of Carpenter Technology Corporation, the Board shall make such adjustments with respect to options or take such other action as it deems necessary or appropriate to equitably reflect such merger or consolidation including, without limitation, the substitution of new options, the termination of existing options or the acceleration of the right to exercise. Appropriate adjustments shall be made by the Board in the terms of stock appreciation rights to reflect the foregoing changes.

10. Change in Control.

        (a)         Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control of the Corporation (i) each Option shall become immediately exercisable and (ii) each stock appreciation right shall be fully exercisable for the sixty-day period immediately following the Change in Control of the Corporation using the Change in Control Price instead of the fair market value to determine the amount payable upon the exercise of such stock appreciation right. In addition, notwithstanding anything in this Plan to the contrary, if the employment of an optionee or holder of a stock appreciation right is terminated by the Corporation without "cause" as defined in Section 6(c), or, in the case of an employee who is covered by an employment arrangement or agreement that enables such employee to terminate for Good Reason (as defined in such arrangement or agreement), for Good Reason, during the two-year period commencing on the date of the occurrence of a Change in Control of the Corporation, then such employee shall be able to exercise his or her options and stock appreciation rights until the earlier of (x) the second anniversary of such employment termination or (y) the expiration of their original term.

        (b)         For purposes of this Plan, a "Change in Control of the Corporation" means:

                            (1)     The acquisition by any individual, entity or group [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of Carpenter Technology Corporation (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of Carpenter Technology Corporation entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 10(b), the following acquisitions shall not constitute a Change in Control of the Corporation: (i) any acquisition directly from Carpenter Technology Corporation, (ii) any acquisition by Carpenter Technology Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Carpenter Technology Corporation or any affiliated company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 10(b)(3)(A), 10(b)(3)(B) and 10(b)(3)(C);

                            (2)     individuals who, as of the date hereof, constitute the Board (the"Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Carpenter Technology Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                            (3)     consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of Carpenter Technology Corporation or the acquisition of the assets or stock of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Carpenter Technology Corporation or all or substantially all of Carpenter Technology Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Carpenter Technology Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                            (4)     approval by the stockholders of Carpenter Technology Corporation of a complete liquidation or dissolution of Carpenter Technology Corporation.

                    (c) For purposes of this Plan, Change in Control Price shall mean the higher of (i) the highest price paid per share of Corporation common stock in any transaction constituting a Change in Control of the Corporation or (ii) the highest fair market value per share of Carpenter Technology Corporation common stock as reported in the Wall Street Journal at any time during the sixty-day period preceding the Change in Control of the Corporation.

11. Amendment, Modification and Termination of the Plan.

        The Board, at any time, may terminate, and at any time and from time to time, and in any respect, may amend or modify, the Plan; provided, however, that no such action by the Board, without approval of the stockholders, may (a) increase the total amount of common stock which may be purchased under options granted under the Plan or the maximum number of shares of common stock for which options may be granted under the Plan to any one individual, except as contemplated in Section 9, (b) permit options to be granted at less than fair market value, (c) permit any person while a member of the committee contemplated in Section 2 to be eligible to receive or hold an option or stock appreciation right under the Plan or (d) change the manner of computing the spread upon the exercise of a stock appreciation right.

12. Effective Date of the Plan.

        The Plan shall become effective upon approval by the Board; provided, however, that the Plan shall be submitted for ratification by the stockholders at the Annual Meeting to be held on November 7, 1977, and if not ratified shall be of no force and effect. All options and stock appreciation rights granted prior to such Annual Meeting shall be granted subject to ratification of the Plan by the stockholders of Carpenter Technology Corporation at such Meeting and no option shall be exercisable before such ratification.

STK15.10